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
                                                                   EXHIBIT 11

                  KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                     EARNINGS (LOSS) PER SHARE CALCULATION
                       FULLY-DILUTED EARNINGS PER SHARE

                                                 FOR THE THREE MONTHS ENDED

                                                   06/30/95       06/30/94
                                                 -----------    -----------

NET INCOME (LOSS)                                $   771,120    $(2,958,754)
LESS DIVIDENDS ON PREFERRED STOCK                   (105,438)      (105,438)
PLUS DIVIDENDS NOT PAYABLE DUE TO
  PREFERRED STOCK CONVERSION                         105,438        105,438
                                                 -----------    -----------
INCOME (LOSS) ATTRIBUTED
  TO COMMON STOCK                                $   771,120    $(2,958,754)
                                                 -----------    -----------


AVERAGE NUMBER OF SHARES
  OUTSTANDING ON A FULLY-
  DILUTED BASIS:
  AVERAGE COMMON SHARES
    OUTSTANDING                                   11,434,115     11,056,762
  COMMON SHARE EQUIVALENTS
  (AFTER APPLICATION OF TREASURY
  STOCK METHOD):
  SHARES ISSUABLE UPON CONVERSION
    OF STOCK OPTIONS                                 292,340        324,821
  COMMON EQUIVALENT SHARES FOR
    PREFERRED STOCK                                  301,250        301,250
                                                 -----------    -----------
  AVERAGE NUMBER OF SHARES
    OUTSTANDING ON A
    FULLY-DILUTED BASIS                           12,027,705     11,682,833
                                                 ===========    ===========

FULLY-DILUTED INCOME (LOSS) PER SHARE <F1> <F2>:      $ 0.06         $(0.25)
                                                      ======         ======

<F1> THE TWO-CLASS METHOD FOR CLASS A AND CLASS B COMMON STOCK IS NOT
     PRESENTED BECAUSE THE EARNINGS (LOSS) PER SHARE ARE EQUIVALENT TO THE IF CONVERTED METHOD SINCE DIVIDENDS WERE NOT DECLARED OR PAID AND EACH CLASS OF COMMON STOCK HAS EQUAL OWNERSHIP OF THE COMPANY.

<F2> THIS CALCULATION IS SUBMITTED ALTHOUGH IT IS CONTRARY TO PARAGRAPH
     40 OF APB OPINION NO. 15 AS IT PRODUCES AN ANTI-DILUTIVE RESULT. ALSO, THE PREFERRED STOCK WOULD NOT QUALIFY AS A COMMON SHARE EQUIVALENT BECAUSE THE CASH YIELD AT ISSUANCE WAS NOT LESS THAN 66 2/3% OF THE THEN CURRENT AVERAGE AA CORPORATE BOND YIELD.

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